Exhibit 99.1

                 BAKER COMPLETES ACQUISITION OF BUCK ENGINEERING

PITTSBURGH, April 6 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex: BKR) announced today that it has completed the acquisition of Buck Engineering, P.C., of Cary, North Carolina. Terms of the transaction were not disclosed.

(Logo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO )

Buck Engineering (www.buckengineering.com) is a planning and environmental engineering firm with a nationally recognized stream and wetland restoration program. The firm is a market leader in stream restoration design and is well respected for its expertise in environmental planning, applied research and extensive training programs.

Founded in 2000, the company currently employs approximately 60 professional, technical and administrative personnel in four principal locations -- Cary, Charlotte and Asheville, North Carolina; and Atlanta, Georgia. Its revenues in 2005 were approximately $13 million.

The acquisition of Buck will strengthen and greatly expand Baker's presence in North Carolina, and enable the company to leverage a high-value stream and wetlands restoration service that is of growing importance to many of its customers across the United States. "Context sensitive solutions and greater environmental stewardship are an important consideration to our infrastructure customers today," said Brad Mallory, president of Baker's Engineering segment. "This is Buck's specialty. We will now be able to take this expertise, which has been limited in geographic scope, to our clients in other states -- especially Departments of Transportation -- that have been requesting such a service."

"All of us at Buck are proud to have gained national recognition for our highly specialized services," said Jim Buck, president of Buck
Engineering. "Will Harman and I look forward to joining with Baker to apply our innovative solutions and techniques on a national scale."

Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, linear utilities, transportation, water/wastewater, and oil & gas. With more than 4,500 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

SOURCE  Michael Baker Corporation
    -0-                             04/06/2006
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
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    /Web site:  http://www.mbakercorp.com
                http://www.buckengineering.com /
    (BKR)